Exhibit 99.1

OMEGA FLEX, INC.

Manufacturer of flexible metal hose and gas piping products

Middletown, Connecticut	Contact: Kevin R. Hoben
February 16, 2010	(860) 704-6823

PRESS RELEASE

Omega Flex today reported its results of operations for the Fourth Quarter, 2009 and for the year ended December 31, 2009:

OMEGA FLEX, INC. (OFLX)	EARNINGS DIGEST

Three Months Ended December 31:	2009	2008

Revenues	$12,595,000	$12,984,000
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Net income	$1,712,000	$990,000
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Basic and diluted earnings per share	$0.17	$0.10
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Basic and diluted shares	10,091,822	10,093,808
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Twelve Months Ended December 31:	2009	2008

Revenues	$44,140,000	$63,484,000
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Net income	$4,381,000	$7,382,000
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Basic and diluted earnings per share	$0.43	$0.73
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Basic and diluted shares	10,092,197	10,100,307
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Kevin R. Hoben, President and CEO, indicated that the Company’s 4th quarter Net Income of $1,712,000 surpassed Net Income during the 4th quarter of 2008 by almost 73%, or $722,000. Revenues for the 4th quarter of 2009 were $12,595,000, 3% behind the pace set in the same quarter last year.

Further, Net Income for the 4th quarter shows substantial improvement over the Company’s first nine months, representing 39% of the year’s earnings, while Revenues in each quarter have continued to increase from the prior quarter during 2009.

Regarding the twelve-month results, Revenues of $44,140,000 were 30.5% below Revenues in the same period in 2008, and Net Income of $4,381,000 was 40.7% behind 2008.

The decline in Revenue and Net Income for the twelve-months ended December 31, 2009, was reasonably consistent with the contraction in the construction industry. The Company has however maintained profitability throughout the year by focusing on cost reduction measures, and generating sales in new markets with several proprietary products.

INFORMATION CONCERNING FORWARD-LOOKING STATEMENTS – This news release contains forward-looking statements, which are subject to inherent uncertainties which are difficult to predict, and may be beyond the ability of Omega Flex to control. Certain statement in this news release constitute forward-looking statements with the meaning of the Private Securities Litigation Reform act of 1995, that are not historical facts, but rather reflect Omega Flex’s current expectations concerning future results and events. The words “believes,” “expects,” “intends,” “plans,” “anticipates,” “hopes,” “likely,” “will,” and similar expressions identify such forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Omega Flex (or entities in which Omega Flex has interests) or industry results, to differ materially from future results, performance or achievements expressed or implied by such forward-looking statements. Readers are cautioned not to place undue reliance on these forward-looking statements, which reflect management’s view only as of the date of this news release. Omega Flex undertakes no obligation to publicly release the result of any revisions to these forward-looking statements which may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events, conditions or circumstances.